UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): August 17, 1998


                        Convergence Communications, Inc.
             (Exact name of registrant as specified in its charter)



Nevada                                  00-21143                  87-0545056
(State or other jurisdiction of      (Commission File           (IRS Employer
incorporation)                          Number)              Identification No.)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
               (Address of principal executive offices) (Zip Code)





        Registrant's telephone number, including area code (801) 328-5618




                      Wireless Cable & Communications, Inc.
         (Former name or former address, if changed since last report.)

Item 5.  Other Events.

         (a) On August 17, 1998, Convergence Communications, Inc., a Nevada corporation (the "Company"), acquired all of the outstanding stock of
Interamerican Telecom, Inc. ("Telecom") for a total purchase price of approximately $1.85 million. The purchase price consisted of approximately $450,000 in cash, $800,000 in promissory notes (one promissory note for $200,000 due on August 17, 1999, and a second promissory note for $600,000 due on August 17, 2000) and 85,714 of the Company's common shares. The parties to the transaction valued the Company's common shares at $600,000. The Company also loaned Telecom approximately $550,000 in connection with the acquisition for the purpose of paying off debt owed by Telecom to its former shareholders. Approximately $600,000 of the purchase price will be held in escrow for two years to insure the accuracy of Telecom's representations regarding the business of Interamerican Net de Venezuela, S.A. ("Interanet"), Telecom's wholly-owned subsidiary.

         Interanet is an Internet service provider in Venezuela. Interanet holds two concessions from the Venezuelan government. The first concession permits Interanet to provide value-added services throughout Venezuela and the second concession allows it to provide private data services networks throughout Venezuela. Interanet provides its Internet and data services through a system owned by the state-owned telephone service provider.

         (b) The Company held its annual meeting of stockholders on August 17, 1998. At that meeting, the Company's stockholders approved the Company's Amended and Restated Articles of Incorporation, which were previously adopted by the Company's board of directors. The Amended and Restated Articles amended the Company's Articles of Incorporation by: (i) changing the Company's names to "Convergence Communications, Inc."; and (ii) increasing the Company's authorized stock to 100,000,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share. The Amended and Restated Articles of Incorporation were filed on August 24, 1998 with the Nevada Secretary of State. At the meeting on August 17, 1998, the shareholders also approved a 1 for 3.5 reverse split of the Company's outstanding capital stock and an agreement under which the Company's outstanding shares of Series A Preferred Stock were converted into shares of Common Stock.

         (c) Effective August 29, 1998, Donald Williams, the Company's Vice President, Latin America, is no longer an employee of the Company. Mr. Williams continues to act as a member of the Company's Board of Directors.

Item 7.  Financial Statements and Exhibits.

         (a)      Exhibits.  N/A.

         (b)      Financial Statements.  N/A.

                                       WIRELESS CABLE & COMMUNICATIONS, INC.



                                      /s/ Anthony Sansone
                                      -------------------
                                      By: Anthony Sansone, Secretary & Treasurer
                                      Dated: September 1, 1998